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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                                      Three Months        Six Months
                                                                          Ended              Ended
                                                                      June 27, 1997      June 27, 1997
                                                                      -------------      -------------
        (in millions, except per share amounts)
Weighted average number of shares
  outstanding during the period                                           65.1                65.3

Weighted average number of additional shares issuable in connection with dilutive stock options based upon use of the treasury stock
  method and average market prices                                         0.5                 0.5
                                                                        ------              ------
Weighted average number of common shares
  including common stock equivalents                                      65.6                65.8
                                                                        ======              ======
Net Earnings for the period                                             $ 21.4              $ 39.2
                                                                        ======              ======
Primary Earnings per Common Share                                       $ 0.33              $ 0.60
                                                                        ======              ======
